Exhibit (c)(12)

                                                     STRICTLY PRIVATE & CONFIDENTIAL  Discussion Materials  Project Overdrive  Goldman Sachs & Co. LLC  October 29, 2018  Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

                                                       STRICTLY PRIVATE & CONFIDENTIAL  2  Disclaimer  These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the “Board") and senior management of Nova (the "Company") in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company.The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). 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The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast.The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand.

                                                       STRICTLY PRIVATE & CONFIDENTIAL  2  DisclaimerCont’d  All information herein has been prepared specifically for you and is for discussion purposes only. The terms and conditions set forth below are indicative only as of the date of this presentation and are subject to change. This information is not an expressed nor an implied commitment by Goldman Sachs to act in any capacity in any such transaction, to provide financing or to purchase or place any loans or securities, which commitment shall only be set forth in a separate agreement and such finalized terms and conditions are subject to further discussion and negotiation. This material is based upon certain factors, assumptions and historical information as Goldman Sachs may in its absolute discretion have considered appropriate. Participation by Goldman Sachs in any transaction contemplated herein is subject to, among other things, completion of mutually acceptable documents, satisfactory due diligence, internal review and approvals. Goldman Sachs does not provide accounting, tax, regulatory or legal advice, such matters should be discussed with your advisors and/or counsel.This communication, and any accompanying information, has been prepared by the Investment Banking Division of Goldman Sachs for your information only and is not a product of the research departments of Goldman Sachs. All materials, including proposed terms and conditions, are indicative and for discussion purposes only. Finalized terms and conditions are subject to further discussion and negotiation. Any opinions expressed are our present opinions only and Goldman Sachs is under no obligation to update those opinions. All information, including any price indications provided is supplied in good faith based on information which we believe, but do not guarantee, to be accurate or complete; we are not responsible for errors or omissions contained therein. Certain transactions, including those involving derivatives, give rise to substantial risk and are not suitable for all investors. Goldman Sachs does not provide accounting, tax or legal advice; however, you should be aware that any proposed indicative transaction could have accounting, tax, legal or other implications that should be discussed with your advisors and /or counsel. Certain provided information may be based on Goldman Sachs' own good faith understanding of the application of certain accounting rules as they apply to qualifying hedges and non-hedging derivatives. Goldman Sachs makes no representation as to whether its understanding of certain accounting rules is correct and, by providing such information, is not providing you with any accounting advice, including, without limitation, any advice regarding the appropriateness of hedge accounting for a particular derivative transaction or the potential income statement impact of such derivative transaction or the analyzed portfolio of transactions. In addition, we mutually agree that, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind. We are under no obligation to extend, renew or otherwise restructure any proposed indicative transaction. All information provided was supplied in good faith based on information which we believe, but do not guarantee, to be accurate or complete; however, we are not responsible for errors or omissions that may occur. Further information regarding this material may be obtained upon request.

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Today's Agenda

INVESTMENT BANKING DIVISION

1. **Review of Debt Financing for Acquisition of Ignite**
   - Term sheet
   - Process
   - Pro forma financial profile and sensitivities

2. **Ignite Valuation Analysis**
   - Public market trading
   - Implied premium analysis
   - Offer price recommendation

3. **Review of Draft Ignite Offer Letter**

4. **Potential Equity Partner Overview**
   - Status update
   - Sizing potential equity contribution

5. **Timeline and Next Steps**

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STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Executive Summary

INVESTMENT BANKING DIVISION

Debt Financing for Acquisition of Ignite

- GS is very pleased to confirm that it has received approval to provide the Family / Nova with all of the debt financing required to undertake the acquisition of Ignite
  - Currently it is envisaged that the debt financing package will be up to ~$1.5bn in size or up to 4.5x pro forma gross leverage / 4.0x net leverage
  - Also included is an additional $150mm revolving credit facility
- In addition, GS is working on committed financing papers and a highly confident letter with a view to having them completed for submission with a proposal to Ignite next week should the Family want to do that
  - Having evidence of this committed financing at the time of the offer is of significant benefit to the Family while adding meaningful credibility and urgency to the offer
- In the presentation, we will go through all the key terms and conditions of the financing package in detail including the associated fees and expenses
  - **Pricing:** Currently, the estimated pricing of the debt is LIBOR + 250-275bps (~5.00-5.25% total cost assuming current LIBOR rate of 2.5%), equating to ~$80mm in annual interest charges which decrease over time as the business de-levers
  - **Covenants:** The package is structured with covenant flexibility to fund expected capital expenditures as well as restricted payment capacity for dividends/tax distributions
    - The structure also provides flexibility to replace a portion of the Term Loan B with alternative funding sources (Term Loan A, equity partner, etc)
  - **Fees:** The fees associated with the debt package are 175bps in total (~$26m), made up of a137.5bps commitment fee and 37.5bps structuring fee, very much in-line with market precedent for similar debt packages and credit profiles
    - No fees related to committed financing are payable unless or until the closing of the acquisition
- GS will continue to work with the Family between now and signing of finalizing the key terms of the debt package, making every effort to reflect flexibility the Family envisage needing to continue to run the pro forma business

Executive Summary 6

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Executive Summary

Business Plan and Debt Paydown Sensitivity Analysis

- The Nova management team has created two business cases, a) Achievable Conservative Case and b) Downside Conservative Case
  - We have reviewed and overlaid the proposed debt financing package as outlined above with a view to "stress testing" the business and debt levels
    - In each case, we will review the deleveraging profile and amount of debt paydown over the course of the plan
- In the Achievable Conservative Case, the business pays down ~$500m of debt over the next 3.5 years, reducing leverage from $1.5bn to $1.0bn (4.5x initial leverage as of 30-Jun-2019 to 2.5x in 2022)
- In the Downside Conservative Case, the business pays down ~$300m of debt over the next 3.5 years, reducing leverage from $1.5bn to $1.2bn (4.5x initial leverage as of 30-Jun-2019 to 3.5x in 2022)
- This analysis is helpful not only to understand the potential strains on the business of this quantum of debt but also will help frame how much leverage the Family is likely to be ultimately comfortable with
  - This will inform how much equity the Family would ideally raise from potential third party equity sources (as discussed on page 10)

Executive Summary

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STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Executive Summary

INVESTMENT BANKING DIVISION

Ignite Valuation Perspectives and Potential Offer Price

- Given the significant benefits of consolidation, synergies and growth plan initiatives as outlined by Nova over the past 18 months, Nova has the ability to pay a significant premium for Ignite and still create value as the growth plan is realized
  - That said, just like any other potential buyer, the Family's goal should be to pay the lowest price possible that is acceptable to Ignite shareholders
- In formulating the right offer price, there are a number of factors that need to be balanced and taken into consideration
  - The offer needs to be at a level that isn't deemed opportunistic by Ignite's Board of Directors (given that the Ignite stock is trading close to its 52 week low and we are a "control" shareholder), is at a high enough level that shareholders will accept and vote for the deal while also being at a level that we don't feel we're overpaying of the asset
  - Another important factor, which may be hard to know, is how confident the Ignite Board is about the future prospects for the business i.e. is there upside to the stock from its current trading levels or is there a strong possibility of even more downside from here
- **Stock Trading Levels:** Ignite is trading at ~$37/share after a ~15% drop following earnings earlier in the month, close to its 52-week low trading level of ~$35
  - Current share price in-line with longer-term averages (e.g. 3 year and 5 year)
  - The stock has traded at ~$42/share on average over the last year, even trading as high as $47/share as recently as February 2018
- **Analyst Price Targets:** While not a widely covered stock by the analyst community, the price targets out there are $43 at Wells Fargo, and $44 and $38 at two other brokers
- **Shareholder Cost Basis Analysis:** We have done a detailed analysis of Ignite's top 25 active institutional shareholders to estimate what their cost basis is in the Ignite stock as that can be very informative as to what offer price may be deemed attractive to them / allow them lock in gains on the investment
  - The average cost basis of the top 10 shareholders is ~$35/share and of the top 25 shareholders is ~$37/share
  - There are a handful of investors with a cost basis in the "low-$40s"/share, the highest being ~$43/share
- **Precedent Takeover Premia:** Nova will need to pay a premium to the current Ignite stock price in order to win approval of shareholders to vote for the deal, with the key judgement being what is the right / appropriate premium for this specific situation
  - Reviewing all-cash acquisitions of this size over the past decade would point to typical premia being in 25-40% range, with a median premium being 34%. This would imply a price per share for Ignite approaching $50
  - Moreover, analyzing these deal prices relative to the 52-week high price of the target would point to deals typically getting done at slight premiums to their 52-week high price, with the median being 5% premium to the 52-week high. This would also imply a price per share for Ignite of ~$50 (given Ignite's 52-week high price of ~$47)

Executive Summary

8

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Executive Summary

  - Also, premia sizes are often driven by where the target is trading relative to its 52 week high price i.e. the data would show the bigger the discount the target is trading to its 52 week high, the bigger the premium required
    - For companies trading at 70-80% of their 52-week high (Ignite currently trades at 78% of its 52-week high), the median premium was 30%, again implying a price per share approaching $50
- However, the key argument we would make here is that this is not a "typical" change-of-control transaction given the Family has ~70% of the vote and ~40% of the economics
  - We have analyzed in detail transactions involving either a controlling shareholder (>50%) or a significant minority shareholder (15-50%) given the current Family ownership (~40% of economics and ~70% of vote),
  - An acquisition of Ignite would have elements of both a controlling and significant minority shareholder transaction and our analysis would point to these deals typically occurring at premiums lower than 30%, often even in the 15%-20% premium range
- **Initial Offer Price and Strategy:** As mentioned above, the key to the offer price is that it's at a level that will be deemed serious and not opportunistic by the Ignite Board while also being a price the Family is very comfortable paying
  - We also need to be mindful of due process, how this is likely to play out and how that might impact your initial bid vs what you may ultimately have to pay
  - We believe than an opening proposal in the $42-$44/share range (~14%-19% premium to the current price) is probably the minimum that is likely to be acceptable and deemed reasonable by the Ignite Board and shareholders
  - Our recommendation would be that whatever initial bid the Family puts forth, it should hold back some value that it is happy to give at a later date in the negotiation
    - If the Board can be seen to have successfully negotiated with us to increase price, it will be much better for the overall process on their side / potential post transaction litigation
    - An example would be start with an initial bid of $42 or $43/share and ultimately giving an extra $1 or $2/share in negotiations to end up at $44 or $45/share
  - In our view, if the Family acquired Ignite for $45/share or less (<22% premium), then that would be a very good outcome
    - The analysis above would also point to high $40s or $50/share (~30%-35% premium) being the range that the Ignite Board and shareholders would likely be much happier / expecting to achieve
    - We would also note, that in the analysis Camaro shared with us, they were assuming they would have to pay $55+/share to acquire Ignite so at $45/share, we would be acquiring the asset for ~$500m less than that

Executive Summary 9

STRICTLY PRIVATE & CONFIDENTIAL

INVESTMENT BANKING DIVISION

Executive Summary

Potential Equity Partner Process Update

- Currently actively engaged with each of the potential equity partners to scheduled meetings after the November 9 Ignite Board meeting
  - **SilverLake/WME/IMG:** Scheduled for November 12 in San Francisco
  - **Liberty Media:** Scheduled for November 19 in Denver
  - **John Henry:** Holding November 13 and November 20 (to be confirmed this week, likely in NYC)
  - **Confidential Family Investor:** Potentially November 17 or November 20
  - Meetings with **Fox** and **AT&T** also being scheduled
- Depending on what target leverage the Family is ultimately comfortable with, the size of the equity contribution from third party is in the ~ $300mm - $600mm range

Timing and Next Steps

- Family to continue to review and discuss all critical path items (debt, valuation, timing, equity partners etc.)
  - Review all analysis and recommendations from today's session
  - Schedule follow-up calls and meetings to discuss further, as appropriate
  - **Key Decisions:**
    - Whether or not to submit the proposal to the Ignite Board next week
    - If submitting proposal, when should it be submitted and what should proposal be
- Key workstreams include
  - Finalizing the debt package, committed financing papers and highly confident letter
  - Finalize offer letter including offer price
  - Agree tactics and bidding strategy for Ignite
  - Refine the equity investor / partner presentation
  - GS to send engagement letter and terms for this assignment (Tues 30-Oct)
  - Develop communications plan for all key constituents (employees, broadcast partners, sponsors, teams, etc.)
  - Agree protocols for inbound inquiries post 9-Nov

Executive Summary

10

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Key Financing Discussion Takeaways

INVESTMENT BANKING DIVISION

The Value of Committed Financing

- Committed financing from Goldman Sachs provides Nova with financing certainty, pricing certainty and covenant certainty
  - The final commitment letter will be signed concurrently with signing of the Purchase Agreement for the acquisition, which will be a few months in advance of actually going to the debt markets to raise the capital from investors
- Receiving committed financing transfers the risk of financing the transaction from Nova to Goldman Sachs:
  - Goldman Sachs caps the pricing of the Term Loan B ("TLB"), so that Nova's cost of debt is limited and foreseeable, no matter how bad the market gets
  - If the cost of raising the debt from investors is higher than the cap, the difference comes out of Goldman Sachs' pocket, no matter how much it costs
    - In addition to capping the downside risk, Nova retains the upside related to potential market improvement: if the market is better than expected, Nova will get the benefit of the lowest interest rate available at that time
  - Goldman Sachs also provides certainty related to the covenants package so that Nova has visibility today into what the worst-case restrictions put in place by the debt financing could be
  - If there is a severe market downturn and investors won't buy the TLB, Goldman Sachs funds the financing from our balance sheet to provide Nova with certain transaction closing at the pricing and covenant cap agreed prior to signing
  - The fees and expenses related to the committed financing are payable if, and only if, the acquisition closes. These fees will be payable at the time of Closing and can be paid out of the debt financing raised in the market

Covenant Flexibility & Pricing Optimization

- Covenant flexibility and pricing optimization are inversely correlated, and at some point there is a cost associated with incremental covenant flexibility. Goldman Sachs' goal is to achieve the "sweet spot" where Nova has all the flexibility it needs (and then some) without impacting the cost of debt raised in the market
  - It's important to us that the commitment papers provide Nova with all the flexibility it needs to run the daily operations of the pro forma business, so we will work closely with you to craft a tailored document that fits Nova's needs, including allowing for a potential future acquisition of Spark or other targets
- The TLB will have meaningfully more flexibility than a Term Loan A ("TLA")
  - The TLB primarily protects investors through "incurrence covenants," which are only tested at the time that certain actions (like the incurrence of debt) are taken, and are otherwise not in effect
  - TLAs will have more prohibitive incurrence covenants, and will also have 1 – 2 financial maintenance covenants, which, as their name implies, would require that Nova maintain a certain level of financial health on an ongoing basis in order to avoid breaching the covenants and triggering a default
    - Nova's current TLA has two typical examples of maintenance covenants: a Leverage Ratio and an Interest Coverage Ratio, which are tested on a quarterly basis to ensure that the ratio of debt to EBITDA and the ratio of interest expense to EBITDA, respectively, aren't above a stated threshold
    - The TLB will not have any financial maintenance covenants or otherwise unduly restrict operating flexibility (e.g., it will not have limitations on capital expenditures and will have looser limitations than a TLA would on dividends, investments, etc.)

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STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Senior Secured Credit Facilities

Summary of Indicative Terms

INVESTMENT BANKING DIVISION

Borrower:	An entity to be determined once the pro forma corporate structure is finalized; entity will have unrestricted access to Nova and Ignite subsidiary assets and cash flow (referred to herein as "Nova"). Note that the Credit facilities will have no recourse to the personal assets of employees or owners of Nova
Security:	First priority security interest in substantially all assets of the Borrower, all domestic subsidiaries, and 2/3rds of the stock of foreign subsidiaries, subject to customary exceptions to be agreed
Guarantees:	Fully and unconditionally guaranteed on a joint and several basis by Holdings, the Borrower, and all direct and indirect wholly owned domestic subsidiaries, subject to customary exceptions to be agreed
Assumed Corporate Credit Rating:	[Ba2 / BB]
Facility:	**Senior Secured Term Loan B**
Amount:	$[1,500] million
Maturity:	7 years
Pricing:	■ L + [250 – 275] bps *per annum* — Flex: up to [125 - 150] basis points — Interest on the TLB payable in quarterly arrears *Note: LIBOR is the market standard floating reference rate; the credit agreement will specify that if LIBOR ceases to be the market standard, the TLB will adopt a reference rate to be mutually agreed*
LIBOR Floor:	■ [0.00]%
Amortization:	■ 1% *per annum* of the initial principal amount, payable quarterly with the balance payable at maturity
Prepayment Penalty:	■ Call premium of 1.00% in place for 6 months from Closing, payable only if the Term Loan is repriced at a lower rate or refinanced with lower-rate Term Loan B. No penalty for using cash flow or other financing (e.g., bonds, converts, equity) to pay down the TLB — Flex: increase the call period to [12] months
Mandatory Prepayments:	■ [100]% of net proceeds from non-ordinary course asset sales (subject to customary reinvestment rights) ■ [100]% of proceeds from debt issuance (other than debt permitted by the credit agreement) ■ [50]% of Excess Cash Flow (to be defined in a manner to be agreed) with step-downs to [25]% and [0]% at First Lien Leverage Ratios to be agreed — Flex: start sweep at [75]% with step-downs to [50]%, [25]% and [0]% at First Lien Net Leverage Ratios to be agreed
Revolving Credit Facility:	■ Amount: $[150] million (working capital needs to be discussed) ■ Maturity: 5 years

Note: This is not a commitment, expressed or implied

Debt Financing Terms and Process 13

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Senior Secured Credit Facilities (Cont'd)

Summary of Indicative Terms

Financial Maintenance Covenants:	■ **Revolving Credit Facility:** Springing leverage ratio covenant that is only active if revolver is drawn. Leverage ratio to have [30]% cushion to closing date leverage ■ **Term Loan B:** None
Select Negative Covenants:	***Note: the negative covenants of the Credit Facilities will be tailored to the Pro Forma Company such that they include customary operational flexibility. Additionally, any bespoke baskets that are currently available and / or needed for the Pro Forma Company will be considered for inclusion in the Credit Facilities commitment papers.*** **Key baskets for Restricted Payments:** ■ **Restricted Payments Ratio Basket**: unlimited up to Total Net Leverage of [3.0]x — **Flex:** to a lower Total Net Leverage number to be agreed ■ **Restricted Payments General Basket:** an amount to be agreed (to ensure dividends are appropriately accommodated) ■ **Builder Basket (may also be used for investments):** a starter amount to be agreed, *plus* at the option of Nova prior to commencement of syndication, either of [50]% of cumulative CNI or Retained Excess Cash Flow **Key baskets for Investments and Acquisitions:** ■ **Investments Ratio Basket:** unlimited up to [5.25]x Total Net Leverage, subject to a cap to be agreed for acquired entities that do not provide guarantees ■ **Investments General Basket:** an amount to be agreed ■ **Permitted Acquisitions / Investments:** Wholly owned subsidiaries will be allowed to make acquisitions up pro forma Total Net Leverage of [6.0]x **Key baskets for Asset Sales:** ■ Unlimited for dispositions of assets less than $[10]mm **Key baskets for incurrence of additional indebtedness:** ■ **Uncommitted Incremental Amount for *Pari Passu* Indebtedness:** equal to the greater of $[ ]mm and [75]% of EBITDA, *plus* an unlimited amount up to the Closing Date First Lien Net Leverage — **Flex:** to reduced starter and grower baskets in an amount to be agreed — [50] bps Most Favored Nation clause in effect for 2 years (i.e., if you raise incremental pari passu debt that has an effective yield of more than 50 bps higher than the existing TLB, the price of the existing TLB increases such that it remains within 50 bps of the new debt) – Flex: to keep the Most Favored Nation clause in effect for the life of the loan ■ **Junior Secured Indebtedness Ratio Basket:** an unlimited amount up [5.0]x Senior Secured Net Leverage Ratio — **Flex:** to [0.25]x inside the Closing Date Senior Secured Net Leverage ■ **Additional Unsecured Indebtedness Ratio Basket:** an unlimited amount up to Total Net Leverage Ratio of [6.0]x ■ **Indebtedness General Basket:** an amount to be agreed ■ **Other ordinary course debt baskets and exceptions:** to be set forth in the definitive documentation **Key baskets for incurrence of Liens:** ■ **Liens General Basket:** an amount to be agreed ■ **Other ordinary course lien baskets and exceptions:** to be set forth in the definitive documentation

Note: This is not a commitment, expressed or implied

Debt Financing Terms and Process

14

STRICTLY PRIVATE & CONFIDENTIAL

INVESTMENT BANKING DIVISION

Senior Secured Credit Facilities (Cont'd)

Summary of Indicative Terms

Single-Signed Commitment Period:	■ If Commitment Letter signed by Goldman Sachs prior to signing of the Purchase Agreement, an initial commitment period of 5 business days shall be in effect, during which period Nova will need to countersign the Commitment Letter in order to effect the counter-signed commitment period
Counter-Signed Commitment Period:	■ Commitment period to align with the signed Purchase Agreement; current assumption is that the Outside Date (date of termination) in the Purchase Agreement is 5 months from signing of such agreement
Conditionality to Funding:	■ Usual and customary limited conditionality (aligned with purchase agreement)
Events of Default:	■ Usual and customary, with appropriate baskets and materiality qualifications
Credit Agreement Documentation:	■ Precedent to be mutually agreed between counsel and to include market definitions appropriately tailored to fit the Pro Forma Company
Financial Reporting:	■ Requirement that quarterly unaudited financials for the first three quarters of each fiscal year are delivered to lenders within [45] days of quarter end ■ Annual audited financials to be delivered within [90] days of the fiscal year end ■ Annual and quarterly compliance certificates delivered within 5 business days of delivery of annual and quarterly financial statements, as applicable — Practically, delivery of the above documents will entail sending the documents to the TLB administrative agent, who will then post them to a secure datasite that can only be accessed by current TLB lenders after agreeing to a click-through confidentiality agreement — Those lenders cannot share those documents with other institutions ■ A quarterly lender call to give a brief update on the Company and its performance may be required
Disqualified Institutions:	■ Prior to the syndication of the TLB, Nova may designate institutions and competitors as disqualified from holding the TLB by creating a "DQ List". These institutions will be barred from holding the TLB, and in turn, from receiving the information provided to TLB lenders — The DQ List can be updated after allocation of the TLB to include (1) additional companies that Nova considers to be competitors and (2) affiliates of lenders already existing on the DQ List

Note: This is not a commitment, expressed or implied

Debt Financing Terms and Process 15

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Senior Secured Credit Facilities (Cont'd)

INVESTMENT BANKING DIVISION

Summary of Indicative Terms

Fees:	■ Commitment fees: [137.5] bps — Payable ratably to all underwriting banks for their portion of the commitment — Commitment papers to allow for Nova banking relationships to be brought into the underwriting within 15 calendar days of signing the Purchase Agreement – Assumes minimum [75]% economics to Goldman Sachs ■ Structuring fee: [37.5] bps — Payable to Goldman Sachs for structuring and marketing the financing *Note: Fees related to the committed financing are payable if and only if the acquisition closes. The fees will be payable at the time of Closing and can be paid out of the debt financing raised in the market*
Fee Structure Considerations for Other Financing Sources:	■ Commitment Letter to allow for raising Term Loan A post-announcement on a best efforts basis to replace a portion of the TLB — No additional fees to be paid for structuring and arrangement of a Term Loan A ■ Commitment Letter to allow for raising equity instruments on a best efforts basis to replace a portion of the TLB — [75.0]% discount on Term Loan B commitment fees if raised 0 – 30 days from signing — [37.5]% discount on Term Loan B commitment fees if raised 31 – 60 days from signing — [0.0]% discount on Term Loan B commitment fees if raised after 60 days from signing

Note: This is not a commitment, expressed or implied

Debt Financing Terms and Process

16

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Preliminary Acquisition Financing Timeline

INVESTMENT BANKING DIVISION

Key Milestones

Week of 10/29	GS / Nova to draft Commitment Papers and GS to receive committee approval to provide Nova with a Highly Confident Letter
11/8	GS to provide signed Commitment Papers and Highly Confident Letter to Nova for Offer to Ignite
11/9	Ignite Board Meeting
11/9 to T = 0	GS and Nova to complete transaction due diligence and update / finalize Commitment Papers
T = 0	Signing of Purchase Agreement and Final Commitment Papers followed by M&A Announcement
T + 15BD	Nova's relationship banks commit to Revolving Credit Facility and Term Loan B
T + 1M	Meet with Ratings Agencies
T + 1.5M	Launch Term Loan B with a Bank Meeting in NYC
T + 2M	Price Term Loan B
T + ~5M	Close M&A Transaction / Close and Fund Term Loan B

Debt Financing Terms and Process 17

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Preliminary Detailed Execution Timeline

Period	Event / Workstream	Responsibility
Week of 10/29	■ Draft Commitment Papers	GS, N, BB, CGR
	■ GS to receive committee approval to provide Nova with a Highly Confident Letter	GS
Week of 11/5	■ Initial Commitment Papers agreed ahead of Nov. 8 Offer Date	GS, N, BB, CGR
	■ **GS to provide Nova with signed Commitment Papers and a Highly Confident Letter for Offer to Ignite (Nov. 8)**	GS
11/9 through M&A Announcement (T = 0)	■ Ignite Board Meeting	Ignite
	■ Complete business and legal due diligence for the transaction	GS, N, BB, CGR
	■ Begin drafting Bank Syndication Presentation	GS, N
	■ Begin drafting Rating Agency Presentation ("RAP") and create Lender Model	GS, N
	■ Finalize Bank Syndication Presentation	GS, N
T = 0 through T + 15BD	■ **Signing of Purchase Agreement and Final Commitment Papers, followed by M&A Announcement**	GS, N, BB, CGR
	■ **Relationship Bank Lender Presentation (ideally day of, or day after announcement)**	GS, N
	■ Work with relationship banks to complete their diligence processes	GS, N
	■ Continue drafting RAP	GS, N
	■ Begin drafting Lender Presentation ("LP") and Confidential Information Memorandum ("CIM")	GS, N
	■ Begin drafting Marketing Term Sheet ("MTS")	BB, CGR
	■ **Other Banks commit to Revolving Credit Facility and Term Loan B (T + 15BD)**	Relationship Banks
T + 15BD through T + 1M	■ Finalize RAP and Lender Model	GS, N
	■ Continue drafting LP and CIM; begin drafting Private Supplement ("P-Supp")	GS, N
	■ **RAP Dry Run (shortly before Rating Agency Meetings)**	GS, N
	■ **Meet with Ratings Agencies in NYC (T + 1M)**	GS, N
T + 1M through T + 1.5M	■ Finalize MTS and send to Rating Agencies	GS, N, BB, CGR
	■ Finalize LP, CIM and P-Supp	GS, N
	■ **Receive Rating Agency Feedback (T + 1.5M)**	GS, N
	■ **Launch Term Loan B (T + 1.5M)**	GS, N
	■ **Host Bank Meeting in NYC (day after Launch)**	GS, N
T + 1.5M through T + 2M	■ Post MTS to all lenders and Lender Model to private-side lenders; begin drafting Credit Agreement ("CA")	GS, N, BB, CGR
	■ Finalize CA and post to lenders (T + 2M)	GS, N, BB, CGR
	■ **Price and Allocate Term Loan B (T + 2M)**	GS, N
~T + 5M	■ **Fund the Term Loan B and Close M&A Transaction**	GS, N, BB, CGR

***N**: Nova* *GS: Goldman Sachs* ***BB**: Baker Botts* ***CGR**: Cahill Gordon & Reindel*

Debt Financing Terms and Process 18

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Preliminary Sources, Uses and Pro Forma Capitalization

Sources	
Rolled Equity in Ignite	$ 884
Nova Cash on Balance Sheet	57
Ignite Cash on Balance Sheet	278
New Revolver	-
New First Lien Term Loan	1,500
Equity Partner Contribution	-
Total Source	**$ 2,719**

Uses	
Equity Purchase Price (30% Premium)	$ 2,120
Paydown Existing Debt	348
Fees and Expenses	100
Cash to Balance Sheet	152
Total Uses	**$ 2,719**

	Status Quo	x Mult.	Txn. Adj.	Pro Forma	x Mult.	Synergized x Mult.	Coupon	Maturity
Cash[1]	$ 57		$ 95	$ 152				
Revolver ($100m Capacity)	-			-				
Nova Term Loan	50		(50)	-			L + 1.250 %	Aug-23
Nova Senior Notes	29		(29)	-			L + 1.250 %	Aug-23
Capital Leases	1		(1)	-				
New Revolver	-		-	-				5 years
New TLB	-		1,500	1,500				7 years
Total Debt	**$ 80**	**1.0 x**		**$ 1,500**	**4.5 x**	**4.1 x**		
Net Debt	*23*	*0.3 x*		*1,348*	*4.0 x*	*3.7 x*		
LTM Adj. EBITDA[2]	**$ 77**		**$ 258**	**$ 335**				
Cost Synergies				30				
EBITDA with Synergies				**$ 365**				

1) *Cash balance as of Nova 30-Jun-2018*
2) *Projected pro forma EBITDA as of 30-Jun-2019*

Note: Transaction fees subject to change and no breakage fees on Nova's outstanding notes. Assumes 30% equity purchase price premium as of 26-Oct-2018.
Sources: Company Filings, Bloomberg, Investor Presentations, Company Management

Debt Paydown Sensitivities

20

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Pro Forma Leverage SensitivityPro Forma Leverage & Estimated Paydown at Various Ignite Share Prices  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019.   Pro Forma Gross Leverage   Ignite Premium  Ignite Premium        PF 30-Jun-2019  2019E  2020E  2021E  2022E  20.0%  4.2 x  3.9 x  3.5 x  2.8 x  2.2 x  22.5%  4.3 x  4.0 x  3.5 x  2.9 x  2.3 x  25.0%  4.3 x  4.1 x  3.6 x  2.9 x  2.3 x  27.5%  4.4 x  4.1 x  3.7 x  3.0 x  2.4 x  30.0%  4.5 x  4.2 x  3.7 x  3.1 x  2.5 x   Pro Forma Net Leverage               PF 30-Jun-2019  2019E  2020E  2021E  2022E  20.0%  3.7 x  3.5 x  3.0 x  2.4 x  1.8 x  22.5%  3.8 x  3.6 x  3.1 x  2.5 x  1.9 x  25.0%  3.9 x  3.6 x  3.2 x  2.5 x  2.0 x  27.5%  4.0 x  3.7 x  3.2 x  2.6 x  2.0 x  30.0%  4.0 x  3.8 x  3.3 x  2.7 x  2.1 x  21  Debt Paydown Sensitivities

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Overview of Financial Cases

Nova + Ignite

1. Achievable Conservative Case: Financing model that excludes all growth initiatives, but includes readily identifiable cost synergies (e.g., elimination of Ignite public company costs and redundancies); to be used with debt market

2. Downside Conservative Case: Haircut to revenue growth at both Ignite and Nova, in line with what is possible from a contracted revenue perspective

Key Assumptions

- ***Revenue Growth***: In the **Achievable Conservative Case** revenue grows 2% - 4% annually whereas in the **Downside Conservative Case** revenue declines (2)% starting in 2020+
- ***EBITDA***: Margins decrease at both Nova and Ignite by 0.5% per year in downside case starting in 2020; both cases include casino income of ~$30mm per year
- ***Cost Synergies***: $30mm run-rate synergies; 2019 and 2020 synergies equal $5mm and $20mm, respectively
- ***CapEx***: CapEx is the same in both cases averaging $119mm annually with cumulative CapEx of $596mm deployed between 2019 – 2022; assumes no disposition of assets throughout projected period (e.g. real estate)
- ***Min Cash***: $100mm in both cases
- ***Dividend***: Maintain current levels per year in both cases
- ***Interest Rate:*** L+250 shown illustratively
- ***Tax Rate:*** 24.0%

Debt Paydown Sensitivities

22

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Nova + Ignite Financials Overview($ in millions)  Revenue  Capital Expenditure  Adj. EBITDA  Adj. EBITDA – Capital Expenditure  Note: Adj. EBITDA includes Casino income (~$30mm per year). All financials calendarized to 31-Dec. Assumes $30mm run-rate synergies with $25mm and $10mm cost to achievesynergies in 2019 and 2020, respectively.                                          $157 $157  $121 $121  $115 $115  $117 $117  $120 $120  2018  2019  2020  2021  2022              1 2  Achievable Conservative Case Downside Conservative Case                                  $1,625  $1,692  $1,462 $1,462 $1,521$1,521 $1,562 $1,471  $1,423  $1,376  2018  2019  2020  2021  2022                                  $346  $390  $415  $324 $324  $346  $358 $346  $342  $328  2018  2019  2020  2021  2022  2.4%  2.4%  4.1%  4.1%  2.6%  (3.3)%  4.1%  (3.2)%  4.1%  (3.4)%      % Margin  % Growth  22.2%  22.2%  22.7%  22.7%  22.9%  23.5%  24.0%  24.0%  24.5%  23.8%                                  $273  23  Debt Paydown Sensitivities  $295  $167 $167  $225 $225  $243 $231  $224  $208  2018  2019  2020  2021  2022

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Balance Sheet CapacityLeverage Over Time || Assumes Illustrative 30% Premium ($ in billions unless otherwise noted)  Achievable Conservative Case Downside Conservative Case  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019. All financials calendarized to 31-Dec.          1 2          Gross D  ebt / E  GrossDebt  $ 1.5  $ 1.5  $ 1.3  $ 1.2  $ 1.0  (-) Cash  $(0.2)  $(0.2)  $(0.2)  $(0.2)  $(0.2)  Net Debt  $ 1.3  $ 1.3  $ 1.2  $ 1.0  $ 0.9  EBITDA($mm)  $ 324  $ 346  $ 358  $ 390  $ 415      Ne  t Debt  EBITDA        GrossDebt  $ 1.5  $ 1.5  $ 1.3  $ 1.2  $ 1.2  (-) Cash  $(0.2)  $(0.2)  $(0.2)  $(0.2)  $(0.2)  NetDebt  $ 1.3  $ 1.3  $ 1.2  $ 1.1  $ 1.0  EBITDA($mm)  $ 324  $ 346  $ 346  $ 342  $ 328  With $30mm run- rate synergies                                  4.5 x  4.2 x  3.7 x  3.1 x  2.5 x  4.0 x  3.8 x  3.3 x  2.7 x  2.1 x                                  4.5 x  Assumes $30mm run-rate synergies with $25mm and $10mm cost to achieve synergies in 2019 and 2020, respectively.Debt Paydown Sensitivities  24  4.2 x  3.9 x  3.6 x  3.5 x  4.0 x  3.8 x  3.5 x  3.2 x  3.1 x  PF(30-Jun-2019)  2019E  2020E  2021E  2022E  PF 2019E 2020E 2021E 2022E (30-Jun-2019)  4.1x 3.7x          4.1x 3.7x          BITDA  /

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Achievable Conservative Case ($ in millions)  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019. Assumes $30mm run-rate synergies with $25mm and $10mm  Summary Financial Profile    1  cost to achieve synergies in 2019 and 2020, respectively. All financials calendarized to 31-Dec.  25  Debt Paydown Sensitivities           PF                     CY (ending 12/31)  2016A  2017A  2018E  (30-Jun-19)  2019E  2020E  2021E  2022E  2023E  2024E  2025E     '19E - '25E                              Adj. EBITDA  $ 334  $ 329  $ 324  $ 335  $ 346  $ 358  $ 390  $ 415  $ 426  $ 442  $ 459     5.8%   % Margin  23.4%  23.1%  22.2%  22.5%  22.7%  22.9%  24.0%  24.5%  24.2%  24.2%  24.1 %      Adj. EBITDA - Capex  $ 181  $ 169  $ 167  $ 196  $ 225  $ 243  $ 273  $ 295  $ 303  $ 314  $ 326     7.7%   % Margin  12.7%  11.9%  11.4%  13.1%  14.8%  15.6%  16.8%  17.4%  17.2%  17.2%  17.1 %      Free Cash Flow           H2 2019E                   Adj. EBITDA          $ 173  $ 358  $ 390  $ 415  $ 426  $ 442  $ 459      (-) Interest Expense          (41)  (79)  (71)  (62)  (52)  (41)  (30)      (+) Interest Income          0  1  1  1  1  1  1      (-) Cash Taxes          (13)  (29)  (38)  (44)  (48)  (52)  (57)      (-) Capital Expenditures          (60)  (115)  (117)  (120)  (123)  (128)  (133)      (-) Dividends          (10)  (20)  (20)  (20)  (20)  (20)  (20)      Levered Free Cash Flow          $ 48  $ 115  $ 145  $ 169  $ 184  $ 201  $ 220      % Conversion          27.8%  32.2%  37.2%  40.9%  43.3%  45.5%  47.8 %       PF Balance Sheet (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                            New Revolver  $ 0        $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  $ 0      New First Lien Term Loan  1,500        1,451  1,336  1,192  1,023  839  639  420      Total Debt  $ 1,500        $ 1,451  $ 1,336  $ 1,192  $ 1,023  $ 839  $ 639  $ 420      (-) Cash and Cash Equivalents  (152)        (150)  (150)  (150)  (150)  (150)  (150)  (150)      Net Debt  $ 1,348        $ 1,301  $ 1,186  $ 1,042  $ 873  $ 689  $ 489  $ 270       Credit Statistics                             Total Debt / EBITDA  4.5 x        4.2 x  3.7 x  3.1 x  2.5 x  2.0 x  1.4 x  0.9 x      Net Debt / EBITDA  4.0        3.8  3.3  2.7  2.1  1.6  1.1  0.6      S&P Adj. Debt / EBITDA  4.3        4.0  3.5  2.9  2.3  1.8  1.3  0.7      Moody's Adj. Debt / EBITDA  4.2        4.0  3.6  2.9  2.4  2.0  1.5  1.0      EBITDA / Interest          4.2 x  4.5 x  5.5 x  6.7 x  8.2 x  10.7 x  15.5 x      (EBITDA - Capex) / Interest          4.2  4.5  5.5  6.7  8.2  10.7  15.5      FCF / Total Debt          3.3%  8.6%  12.2%  16.6%  22.0%  31.5%  52.3 %      Cumulative FCF / Initial Total Debt          3.2%  10.9%  20.6%  31.9%  44.2%  57.6%  72.2%

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Achievable Conservative Case | Interest Expense Increases 200bp by 2023E ($ in millions)  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019. Assumes $30mm run-rate synergies with $25mm and $10mm cost to achieve synergies in 2019 and 2020, respectively. Assumes no interest rate change in 2019, 25% in 2020, 50% in 2021, 75% in 2022 and 100% in 2023+. All financials calendarized to 31-  Summary Financial Profile    1        A 200bps increase in interest expense reduces cash available for debt pay down by~$10-15mm per year   '19E - '25E   5.8%    7.7 %                PF CY (ending 12/31) 2016A 2017A 2018E (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                                                Adj. EBITDA  $ 334  $ 329  $ 324  $ 335  $ 346  $ 358  $ 390  $ 415  $ 426  $ 442  $ 459  % Margin  23.4%  23.1%  22.2%  22.5%  22.7%  22.9%  24.0%  24.5%  24.2%  24.2%  24.1 %  Adj. EBITDA - Capex  $ 181  $ 169  $ 167  $ 196  $ 225  $ 243  $ 273  $ 295  $ 303  $ 314  $ 326  % Margin  12.7%  11.9%  11.4%  13.1%  14.8%  15.6%  16.8%  17.4%  17.2%  17.2%  17.1 %  Free Cash Flow           H2 2019E               Adj. EBITDA          $ 173  $ 358  $ 390  $ 415  $ 426  $ 442  $ 459  (-) Interest Expense          (41)  (86)  (84)  (80)  (74)  (60)  (45)  (+) Interest Income          0  1  1  1  1  1  1  (-) Cash Taxes          (13)  (28)  (34)  (40)  (42)  (48)  (54)  (-) Capital Expenditures          (60)  (115)  (117)  (120)  (123)  (128)  (133)  (-) Dividends          (10)  (20)  (20)  (20)  (20)  (20)  (20)  Levered Free Cash Flow          $ 48  $ 110  $ 135  $ 156  $ 168  $ 187  $ 208  % Conversion          27.8%  30.7%  34.6%  37.5%  39.4%  42.3%  45.2 %   PF Balance Sheet (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                        New Revolver  $ 0        $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  New First Lien Term Loan  1,500        1,451  1,341  1,207  1,053  885  699  492  Total Debt  $ 1,500        $ 1,451  $ 1,341  $ 1,207  $ 1,053  $ 885  $ 699  $ 492  (-) Cash and Cash Equivalents  (152)        (150)  (150)  (150)  (150)  (150)  (150)  (150)  Net Debt  $ 1,348        $ 1,301  $ 1,191  $ 1,057  $ 903  $ 735  $ 549  $ 342   Credit Statistics                         Total Debt / EBITDA  4.5 x        4.2 x  3.7 x  3.1 x  2.5 x  2.1 x  1.6 x  1.1 x  Net Debt / EBITDA  4.0        3.8  3.3  2.7  2.2  1.7  1.2  0.7  S&P Adj. Debt / EBITDA  4.3        4.0  3.6  2.9  2.4  1.9  1.4  0.9  Moody's Adj. Debt / EBITDA  4.2        4.0  3.6  3.0  2.5  2.1  1.6  1.1  EBITDA / Interest          4.2 x  4.1 x  4.6 x  5.2 x  5.8 x  7.3 x  10.1 x  (EBITDA - Capex) / Interest          4.2  4.1  4.6  5.2  5.8  7.3  10.1  FCF / Total Debt          3.3%  8.2%  11.2%  14.8%  19.0%  26.7%  42.2 %  Cumulative FCF / Initial Total Debt          3.2%  10.5%  19.5%  29.9%  41.1%  53.6%  67.4 %  Dec.Debt Paydown Sensitivities  26

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Downside Conservative Case ($ in millions)  Summary Financial Profile    2  cost to achieve synergies in 2019 and 2020, respectively. All financials calendarized to 31-Dec.  27  Debt Paydown Sensitivities  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019. Assumes $30mm run-rate synergies with $25mm and $10mm           PF                     CY (ending 12/31)  2016A  2017A  2018E  (30-Jun-19)  2019E  2020E  2021E  2022E  2023E  2024E  2025E     '19E - '25E                              Adj. EBITDA  $ 334  $ 329  $ 324  $ 335  $ 346  $ 346  $ 342  $ 328  $ 314  $ 304  $ 295     (3.1)%   % Margin  23.4%  23.1%  22.2%  22.5%  22.7%  23.5%  24.0%  23.8%  23.6%  23.7%  23.8 %      Adj. EBITDA - Capex  $ 181  $ 169  $ 167  $ 196  $ 225  $ 231  $ 224  $ 208  $ 191  $ 185  $ 180     (4.4)%   % Margin  12.7%  11.9%  11.4%  13.1%  14.8%  15.7%  15.8%  15.1%  14.3%  14.4%  14.5 %      Free Cash Flow           H2 2019E                   Adj. EBITDA          $ 173  $ 346  $ 342  $ 328  $ 314  $ 304  $ 295      (-) Interest Expense          (41)  (80)  (73)  (67)  (63)  (59)  (54)      (+) Interest Income          0  1  1  1  1  1  1      (-) Cash Taxes          (13)  (29)  (30)  (30)  (28)  (28)  (28)      (-) Capital Expenditures          (60)  (115)  (117)  (120)  (123)  (119)  (115)      (-) Dividends          (10)  (20)  (20)  (20)  (20)  (20)  (20)      Levered Free Cash Flow          $ 48  $ 104  $ 102  $ 92  $ 80  $ 79  $ 78      % Conversion          27.8%  30.0%  29.8%  28.0%  25.7%  26.1%  26.6 %       PF Balance Sheet (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                            New Revolver  $ 0        $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  $ 0      New First Lien Term Loan  1,500        1,451  1,347  1,246  1,155  1,075  997  919      Total Debt  $ 1,500        $ 1,451  $ 1,347  $ 1,246  $ 1,155  $ 1,075  $ 997  $ 919      (-) Cash and Cash Equivalents  (152)        (150)  (150)  (150)  (150)  (150)  (150)  (150)      Net Debt  $ 1,348        $ 1,301  $ 1,197  $ 1,096  $ 1,005  $ 925  $ 847  $ 769       Credit Statistics                             Total Debt / EBITDA  4.5 x        4.2 x  3.9 x  3.6 x  3.5 x  3.4 x  3.3 x  3.1 x      Net Debt / EBITDA  4.0        3.8  3.5  3.2  3.1  3.0  2.8  2.6      S&P Adj. Debt / EBITDA  4.3        4.0  3.7  3.4  3.3  3.2  3.0  2.9      Moody's Adj. Debt / EBITDA  4.2        4.0  3.7  3.5  3.3  3.3  3.1  3.0      EBITDA / Interest          4.2 x  4.4 x  4.7 x  4.9 x  5.0 x  5.2 x  5.4 x      (EBITDA - Capex) / Interest          4.2  4.4  4.7  4.9  5.0  5.2  5.4      FCF / Total Debt          3.3%  7.7%  8.2%  8.0%  7.5%  8.0%  8.5 %      Cumulative FCF / Initial Total Debt          3.2%  10.1%  16.9%  23.1%  28.4%  33.7%  38.9%

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Downside Conservative Case | Interest Expense Increases 200bp by 2023E ($ in millions)  Note: Market data as of 26-Oct-2018. Adj. EBITDA includes Casino income (~30mm per year). Assumes transaction close 30-Jun-2019. Assumes $30mm run-rate synergies with $25mm and $10mm cost to achieve synergies in 2019 and 2020, respectively. Assumes no interest rate change in 2019, 25% in 2020, 50% in 2021, 75% in 2022 and 100% in 2023+. All financials calendarized to 31-  Summary Financial Profile    2        A 200bps increase in interest expense reduces cash available for debt pay down by~$20mm per year   '19E - '25E   (3.1)%    (4.4)%                PF CY (ending 12/31) 2016A 2017A 2018E (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                                                Adj. EBITDA  $ 334  $ 329  $ 324  $ 335  $ 346  $ 346  $ 342  $ 328  $ 314  $ 304  $ 295  % Margin  23.4%  23.1%  22.2%  22.5%  22.7%  23.5%  24.0%  23.8%  23.6%  23.7%  23.8 %  Adj. EBITDA - Capex  $ 181  $ 169  $ 167  $ 196  $ 225  $ 231  $ 224  $ 208  $ 191  $ 185  $ 180  % Margin  12.7%  11.9%  11.4%  13.1%  14.8%  15.7%  15.8%  15.1%  14.3%  14.4%  14.5 %  Free Cash Flow           H2 2019E               Adj. EBITDA          $ 173  $ 346  $ 342  $ 328  $ 314  $ 304  $ 295  (-) Interest Expense          (41)  (87)  (87)  (87)  (88)  (84)  (80)  (+) Interest Income          0  1  1  1  1  1  1  (-) Cash Taxes          (13)  (27)  (27)  (25)  (22)  (22)  (22)  (-) Capital Expenditures          (60)  (115)  (117)  (120)  (123)  (119)  (115)  (-) Dividends          (10)  (20)  (20)  (20)  (20)  (20)  (20)  Levered Free Cash Flow          $ 48  $ 98  $ 91  $ 77  $ 61  $ 60  $ 59  % Conversion          27.8%  28.5%  26.8%  23.5%  19.5%  19.7%  20.1 %   PF Balance Sheet (30-Jun-19) 2019E 2020E 2021E 2022E 2023E 2024E 2025E                        New Revolver  $ 0        $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  $ 0  New First Lien Term Loan  1,500        1,451  1,353  1,262  1,186  1,125  1,066  1,008  Total Debt  $ 1,500        $ 1,451  $ 1,353  $ 1,262  $ 1,186  $ 1,125  $ 1,066  $ 1,008  (-) Cash and Cash Equivalents  (152)        (150)  (150)  (150)  (150)  (150)  (150)  (150)  Net Debt  $ 1,348        $ 1,301  $ 1,203  $ 1,112  $ 1,036  $ 975  $ 916  $ 858   Credit Statistics                         Total Debt / EBITDA  4.5 x        4.2 x  3.9 x  3.7 x  3.6 x  3.6 x  3.5 x  3.4 x  Net Debt / EBITDA  4.0        3.8  3.5  3.3  3.2  3.1  3.0  2.9  S&P Adj. Debt / EBITDA  4.3        4.0  3.7  3.5  3.4  3.4  3.3  3.2  Moody's Adj. Debt / EBITDA  4.2        4.0  3.7  3.5  3.4  3.4  3.3  3.2  EBITDA / Interest          4.2 x  4.0 x  3.9 x  3.8 x  3.6 x  3.6 x  3.7 x  (EBITDA - Capex) / Interest          4.2  4.0  3.9  3.8  3.6  3.6  3.7  FCF / Total Debt          3.3%  7.3%  7.2%  6.5%  5.4%  5.6%  5.9 %  Cumulative FCF / Initial Total Debt          3.2%  9.8%  15.9%  21.0%  25.1%  29.1%  33.0 %  Dec.Debt Paydown Sensitivities  28

                                                         STRICTLY PRIVATE & CONFIDENTIAL                                  80%  90%  100%  110%  120%  130%  140%  Apr-2017  Dec-2017  Sep-2018  Indexed Price  6.7%  2.1%  (18.5)%                                  60%  80%  100%  120%  140%  160%  Oct-2017  Dec-2017  Feb-2018  Apr-2018  Jun-2018  Aug-2018  Oct-2018  Indexed Price  28.7%  (5.1)%  (20.8)%                                        80%  90%  100%  110%  120%  130%  140%  Apr-2018  May-2018  Jun-2018  Jul-2018  Aug-2018  Sep-2018  Oct-2018  Indexed Price  10.1%  (12.0)%(12.0)%                                    80%  90%  100%  110%  120%  Jul-2018  Aug-2018  Aug-2018 Sep-2018 Sep-2018  Oct-2018  Oct-2018  Indexed Price  (4.4)%  (11.2)%  (15.7)%  Relative Stock Price PerformanceIgnite vs. Spark and Live Entertainment Peers  Last 3 Months  Last 12 Months  Last 6 Months  Last 3 Years  Source: Bloomberg as of 26-Oct-2018                  Ignite    Spark    70%Oct-2015 Jul-2016Live Entertainment¹    ¹ Live Entertainment Peers includes Cedar Fair, Six Flags and Sea World.Ignite Valuation Perspectives  30

                                                       STRICTLY PRIVATE & CONFIDENTIAL                                4x  6x  8x  10x  12x  14x  16x  Oct-2015  Jul-2016  Apr-2017  Jan-2018  Oct-2018  NTM-Time Weighted EBITDA Multiple  9.8 x  6.9 x  6.1 x  Average  1M  3M  6M  1Y  2Y  Ignite SparkLive Entertainment¹  7.4 x 6.5 10.4  8.0 x 6.6 10.5  8.1 x 6.8 10.4  8.2 x 7.0 10.3  7.9 x 7.4 10.2                  Historical Valuation MultiplesIgnite vs. Spark and Live Entertainment Peers  EV / NTM EBITDA  Source: CapIQ and IBES as of 26-Oct-2018        Ignite    Spark    Live Entertainment¹  ¹ Live Entertainment Peers includes Cedar Fair, Six Flags and Sea World.Ignite Valuation Perspectives  31

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Research Analyst Views on Ignite($ in millions)  Revenue Estimates Over Time (FY Estimates)  Research Perspectives                              $670  $690  $710  $730  $750  $770  2016 2017 2018 2019 2020  $ 661 2016A  $ 671 2017A  2018E  $ 677  2019E  $ 700  2020E  $ 727  “Attendance trends still negative. 2Q18 admissions revenue fell 10.4%. With ticket prices up ~1%, volumes were down ~9%. On the call, Ignite said the fall was due to construction at Phoenix and weather disruptions but also the retirement of star drivers, as young drivers still need to build their brands.TV saves the quarter again. Nova broadcast fees rose ~4%, and were 55% of 2Q18 revenue. This more than offset the fall in attendance. That said, aside from two races that were up, linear TV ratings are down double digit for Cup Races so far in 2018.We continue to believe Nova racetrack operators should invest more of their TV revenues outside Nova before the current deal ends in 2024.”- Macquarie Research, 05-Jul-2018  “We continue to view Ignite shares as fairly valued and prefer to stay on the sidelines at current valuation levels. Ignite remains pressured by industry challenges: (1) maturity of Nova, (2) attendance/admission declines, (3) TV rating challenges, and (4) sustainable disposable income growth among Nova fans. We continue to see these and an ongoing need for elevated capital reinvestment to rejuvenate aging infrastructure, restraining ROIC to a mid / high-single-digit range through 2024 under multiple scenarios.”- Wells Fargo, 06-Jul-2018  $650 Price Target SummaryOct-2015 Oct-2016 Oct-2017      Wells Fargo  Hold  $ 43  Anonymous  Hold  $ 38  AnonymousSource: Wall Street research, Bloomberg as of 26-Oct-2018  Hold  $ 44                            32  Ignite Valuation Perspectives

                                                       STRICTLY PRIVATE & CONFIDENTIAL  33  Ignite Valuation Perspectives  Summary Historical and Projected Financials$ in millions  Source: Management projections. Note: Estimates calendarized to Dec-31.      Historical        Projected        '15A - '18E  '18E - '23E    2015A  2016A  2017A  2018E  2019E  2020E  2021E  2022E  2023E  CAGR  CAGR                          Revenue  $ 647  $ 662  $ 673  $ 695  $ 717  $ 735  $ 750  $ 765  $ 780  1.3%  2.3%  % Growth    2.2%  1.7%  3.2%  3.1%  2.6%  2.0%  2.0%  2.0 %      Adj. EBITDA  $ 230  $ 240  $ 248  $ 251  $ 260  $ 266  $ 272  $ 278  $ 282  2.5%  2.4%  % Margin  35.5%  36.3%  36.8%  36.1%  36.2%  36.1%  36.2%  36.3%  36.2%      % Growth    4.5%  3.1%  1.3%  3.5%  2.4%  2.2%  2.2%  1.8 %      CapEx  $ 155  $ 141  $ 145  $ 142  $ 105  $ 98  $ 100  $ 102  $ 104  (2.2)%  (6.0)%  % of Revenue  23.9%  21.3%  21.6%  20.4%  14.6%  13.3%  13.3%  13.3%  13.3%      % Growth    (8.9)%  2.8%  (2.4)%  (26.2)%  (6.4)%  2.0%  2.0%  2.0 %      EBITDA - CapEx  $ 75  $ 99  $ 102  $ 109  $ 155  $ 168  $ 172  $ 176  $ 179  11.1%  10.4%  % Margin  11.5%  15.0%  15.2%  15.7%  21.6%  22.8%  22.9%  23.0%  22.9%      % Growth    32.5%  3.5%  6.4%  42.1%  8.3%  2.3%  2.3%  1.6%

                                                       STRICTLY PRIVATE & CONFIDENTIAL                36.1%  25.6%  39.0%  34.7%  27.5 %  Ignite  Spark  SIX FUN SEAS  Median: 34.7%                15.7%  19.2%  30.1%  14.6 %  Ignite  Spark  SIX FUN SEAS  Median: 20.9%20.9%                  2.8%  3.0%  8.2%  7.6%  3.9 %  Ignite  Spark  SEAS SIX FUN  Median: 7.6%                  2.9%  2.2%  3.9%  2.8 %  Ignite  Spark  SIX FUN SEAS  Financial Benchmarking  2018E – 2020E Revenue GrowthMedian: 3.9%5.6%  2018E – 2020E EBITDA Growth          38.4%  (0.1)%  8.7%2018E EBITDA Margi  7.9 %n  18.5%                2018E EBITDA – CapEx Margin    ‘18E – ‘20E EBITDA– CapEx CAGR      ‘18E CapEx as % of Revenue    20.4%  6.4 %Ignite  9.0 %Spark Li  13.7 %ve Entertainment  12.9 %                    Source: Wall Street estimates and management projections. Market data as of 26-Oct-2018.Note: Estimates calendarized to Dec-31.Ignite Valuation Perspectives  34

                                                       STRICTLY PRIVATE & CONFIDENTIAL                10.4x  8.6x  16.4x  15.6x  15.2x  Ignite  Spark  SIX SEAS FUN  Median: 15.6x                6.2x  6.1x  12.8x  9.4x  Ignite  Spark  SIX SEAS FUN  Median: 9.7x9.7x                14.8x  8.4x  19.8x  16.3x  Ignite  Spark  SEAS SIX FUN  Median: 17.7x17.7x                6.4x  6.3x  13.6x  9.8x  Ignite  Spark  SIX SEAS FUN  Median: 10.5x 10.5x  Valuation Benchmarking  2018E EV / EBITDA  2018 EV / (EBITDA – CapEx)                        Ignite    Spark    Live Entertainment  2019E EV / EBITDA    2019E EV / (EBITDA – CapEx)                    Source: Wall Street estimates and management projections. Market data as of 26-Oct-2018.Note: Estimates calendarized to Dec-31.Ignite Valuation Perspectives  35

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Public Equity Market Perspectives on Ignite

($ in millions, except per share data)

INVESTMENT BANKING DIVISION

				Ignite
Company Headquarters				Daytona Beach, FL
Employees				820
Market Data				
Share Price				**$ 36.96**
% of 52 Week High	$ 47.15			*78.4 %*
% of 52 Week Low	35.18			*105.1*
% of VWAP Since Earnings (10/08/18)	36.19			*102.1*
% of 1 Month VWAP	37.67			*98.1*
% of 3 Month VWAP	40.78			*90.6*
% of 6 Month VWAP	41.97			*88.1*
% of 1 Year VWAP	42.06			*87.9*
% of 3 Year VWAP	37.44			*98.7*
% of 5 Year VWAP	35.79			*103.3*
Basic Shares Outstanding				44.11
FDSO				44.12
Fully Diluted Equity Market Value				**$ 1,631**
Enterprise Value				**$ 1,613**
Balance Sheet Data				
Cash and Cash Equivalents				$ 278
Total Debt				261
Gross Leverage				1.2 x
Net LTM Leverage				(0.1)
Revenue			**Multiple**	**Growth**
	CY2018E	$ 695	2.3 x	3.2 %
	CY2019E	717	2.3	3.1 %
EBITDA			**Multiple**	**Margin**
	CY2018E	$ 251	6.4 x	36.1 %
	CY2019E	260	6.2	36.2 %
CapEx				**% of Revenue**
	CY2018E	$ 142		20.4 %
	CY2019E	105		14.6 %
EBITDA - CapEx			**Multiple**	**Margin**
	CY2018E	$ 109	14.8 x	15.7 %
	CY2019E	155	10.4	21.6 %

Source: Management estimates. Market data as of 26-Oct-2018.
Note: Estimates calendarized to Dec-31. VWAP based on closing price and total volume per day over the specified time period.

Ignite Valuation Perspectives 36

                                                       STRICTLY PRIVATE & CONFIDENTIAL                                          $36.96  $20  $30  $40  $50  Oct-2013  Aug-2014  Jun-2015  Apr-2016  Feb-2017  Dec-2017  Oct-2018  Closing Price (USD)    Ignite    52-Week High    52-Week Low  52-Week High: $47.15  52-Week High: $47.15  Recent Stock Price PerformanceTimeline of Ignite’s Key Events and Market Reactions  Source: Bloomberg as of 26-Oct-2018     Share Price Current $ 36.7652-Wk High $ 47.1552-Wk Low $ 35.18 VWAPs     Since Earnings  $ 36.19  1-Month  $ 37.67  3-Month  $ 40.78  6-Month  $ 41.97  1-Year  $ 42.06  2-Year  $ 39.23  3-Year  $ 37.44  5-Year  $ 35.79  Note: 52-week high and low reflects inter-day trading. VWAP based on closing price and total volume per day over the specified time period.  37  Ignite Valuation Perspectives

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Ignite Shareholder Base Review

Overview of Major Shareholders and Estimated Cost Basis

						Historical Position (Shares)						
Investor Name	Style	AUM ($mm)	Latest Position (Shares)	Average Cost Basis	% OS	Q3 '18	Q2 '18	Q1 '18	Q4 '17	Q3 '17	Q2 '17	Q1 '17
Paradice Investment Management LLC	Core Value	1,788	2,094,395	$ 35.05	8.6	2,094,395	2,094,395	1,986,267	1,948,322	1,940,306	1,897,135	1,814,035
Ariel Investments, LLC	Core Value	10,299	1,781,444	27.80	7.3	1,781,444	1,781,444	1,789,512	1,993,379	2,457,565	2,584,144	2,998,778
Macquarie Investment Management	Growth	58,703	1,443,984	35.99	5.9	1,443,984	1,443,984	1,445,496	1,445,546	1,452,760	1,371,519	1,009,760
Lindsell Train Limited	Core Value	14,516	993,100	35.96	4.1	993,100	853,100	743,400	723,400	723,400	633,400	533,400
Norges Bank Investment Management (NBIM)	Core Value	773,886	727,964	37.51	3.0	727,964	727,964	727,964	727,964	397,739	397,739	346,070
Mawer Investment Management Ltd.	GARP	27,233	408,838	41.24	1.7	408,838	408,838	199,180	169,030	0	0	0
Northern Trust Global Investments	Core Growth	115,436	405,909	33.07	1.7	405,909	405,909	397,042	404,970	404,306	319,300	270,378
ID-Sparinvest A/S	Core Value	4,323	310,832	29.01	1.3	310,832	310,846	310,542	305,227	306,774	319,535	317,840
Westwood Management Corp. (Texas)	Core Value	12,638	286,878	35.25	1.2	286,878	286,878	275,168	325,730	321,070	260,538	374,655
Pinnacle Associates Ltd.	Core Growth	4,861	252,336	34.33	1.0	252,336	252,336	297,541	310,116	342,621	352,611	371,051
Top 10 Active Institutional Holders			8,705,680	34.52	35.6	8,705,680	8,565,694	8,172,112	8,353,684	8,346,541	8,135,921	8,035,967
D. E. Shaw & Co., L.P.	Hedge Fund	59,817	245,728	$ 32.70	1.0	245,728	245,728	269,065	288,423	302,494	192,796	204,944
PanAgora Asset Management Inc.	GARP	25,926	242,689	38.09	1.0	242,689	242,689	264,906	249,073	168,739	171,497	50,157
Arrowstreet Capital, Limited Partnership	Hedge Fund	42,647	230,552	40.60	0.9	230,552	230,552	260,754	144,180	81,255	124,864	64,701
Bridgeway Capital Management, Inc.	Aggres. Gr.	10,309	224,216	33.10	0.9	224,216	224,216	224,216	224,216	224,216	152,216	152,216
Alberta Investment Management Corporation	Core Value	11,249	206,327	36.89	0.8	206,327	206,327	206,327	206,327	206,327	206,327	151,427
American Century Investment Management, Inc.	Core Growth	133,411	193,670	41.36	0.8	193,670	193,670	105,570	79,627	0	0	0
Deutsche Asset Management Americas	Core Growth	85,381	191,460	38.65	0.8	191,460	191,460	143,413	138,509	84,034	74,080	26,802
Gabelli Funds, LLC	Core Value	34,201	189,000	32.50	0.8	189,000	189,000	189,000	193,800	194,000	189,000	194,000
Numeric Investors LLC	Core Value	15,743	155,400	42.66	0.6	155,400	155,400	48,700	0	0	0	0
Thrivent Asset Management, LLC	GARP	34,153	149,768	37.90	0.6	149,768	149,768	285,553	318,402	197,145	190,855	0
Eaton Vance Management	Mixed Style	46,802	149,701	33.89	0.6	149,701	149,701	149,701	149,701	149,701	149,701	149,701
River Road Asset Management, LLC	Deep Value	4,832	149,236	31.19	0.6	149,236	149,236	538,758	686,395	672,475	714,835	895,998
BlackRock Investment Management, LLC	Deep Value	116,289	144,582	30.95	0.6	144,582	144,582	150,299	155,897	158,766	162,124	172,487
Millennium Management LLC	Hedge Fund	71,843	130,707	41.95	0.5	130,707	130,707	243,685	103,236	13,374	158,968	72,647
Nuveen LLC	GARP	317,627	128,263	36.75	0.5	128,263	128,263	115,284	129,338	175,762	181,395	190,299
Top 25 Active Institutional Holders			11,436,979	36.61	46.8	11,436,979	11,296,993	11,367,343	11,420,808	10,974,829	10,804,579	10,361,346

Source: Thomson Reuters; market data as of 25-Oct-2018

Ignite Valuation Perspectives

38

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Precedent M&A Premia AnalysisPremium to 4-Weeks Prior || $1bn – $5bn || All Sectors  U.S. Premia Analysis1    Source: Thomson SDC Data as of 23-Oct-2018.                        39%  36%  34%  30%  33%  37%  39%  28%  29 %  Median: 34%  2010  2011  2012  2017  2018    2013 2014Median Premium Per Year    2015 2016Median 2010-2018YTD      Medium premium of 34% would imply Ignite offer price of$49 per share  1 Note: Includes U.S. all cash deals >$1bn and <$5bn and public target company.Ignite Valuation Perspectives  39

 STRICTLY PRIVATE & CONFIDENTIAL  Precedent M&A Premia AnalysisPremium to 52-Wk High || $1bn – $5bn || All Sectors  Premium to 52-Week High  1-Day Premia by % of 52 Week High (2010–2018YTD)  Source: Thomson SDC Data, Bloomberg as of 23-Oct-2018.        % of 52-Week High Bucket                  59%  44%  52%  36%  30%  26%  26%  40% -  50% -  60% -  70% -  80% -  90% -  All  50%  60%  70%  80%  90%  100%                          11%  7%  9%  12%  3%  10%  (1)%  (0)%  Median 5.3%4%      2010 2011 2012 2013 2014 2015 2016 2017 2018Median Premium per Year Median 52-Week      Ignite currently trading at 78% of its 52-Week high, implying an Ignite offer price of $48 per share    Median of 5.3% would imply Ignite offer price of $50 per share  Note: Includes U.S. all cash deals >$1bn and <$5bn and public target company.Ignite Valuation Perspectives  40

                                                       STRICTLY PRIVATE & CONFIDENTIAL                4  13  8  7  3  1  0%-10%  40%-50%  50%+  Precedent M&A Premia AnalysisPrecedent Squeeze-Out Premiums || 2005 – 2018 YTD || Number of Transactions  Controlling Shareholder(Significant Shareholder w/ ≥50% Ownership)  Minority Shareholder(Significant Shareholder w/ <50% and >15% Ownership)                    14  9  7  2  1  1  0%-10%  50%+      88% of Transactions < 30% Premium  10%-20% 20%-30% 30%-40% 40%-50%Premium to 1-Day Prior  10%-20% 20%-30% 30%-40%Premium to 1-Day Prior      69% of Transactions < 30% Premium            A premium of less than 30% would imply an Ignite offer price of less than $48 per share  Source: RefinitivIgnite Valuation Perspectives  41

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Precedent M&A Premia AnalysisPremium Paid vs. Significant Shareholder % Ownership || 2005 – 2018 YTD                                                                                                                                                                                        y = 0.1812x + 0.6357R² = 0.0344  y = 0.0125x + 0.3417 R² = 0.0002  0.0%  20.0%10.0%  30.0%  50.0%40.0%  60.0%  70.0%  80.0%  90.0%  100.0%  0.0%  10.0%  40.0%  50.0%  60.0 %  Significant Shareholder % Ownership      20.0% 30.0 %Initial Premium Over Market PriceControlling Shareholder Minority Shareholder        A premium of less than 30% would imply an Ignite offer price of less than $48 per share    Vast majority of control shareholder deals < 30% premium  Source: RefinitivIgnite Valuation Perspectives  42

                                                       STRICTLY PRIVATE & CONFIDENTIAL                        16.5x  9.3x  16.8x  22.0x  10.0x  13.0x  13.0x  17.1x  12.5x  Median: 13.0x  Live Entertainment TransactionsEnterprise Value / Last Twelve Months EBITDA Multiples  Source: Company data, press releases, broker reports, Factiva1 Based on press articles.2 Based on broker reports and press release.  Date  Jun-20171  Jan-20172  Sep-2016  Jul-20161  Apr-20153  Dec-2013  Sep-2013  Aug-2008  Jul-2006  Target Name                    Acquirer Name          &          EV  $0.1bn  $0.4bn  $8.0bn  c. $4.0bn  c. $1.5bn  $2.3bn  <$1.0bn  $3.0bn  $0.6bn                                        Implied Multiple Share Price Median 13.0 x $ 74High 22.0 x 125Low 9.3 x 53  3  Based on Moody’s report and press articles.  Ignite Valuation Perspectives  43

                                                       STRICTLY PRIVATE & CONFIDENTIAL       Current   Illustrative Share Price  $ 36.96  $ 41.00   Potential Offer Range $ 42.00 $ 43.00 $ 44.00  $ 45.00  $ 48.00  % Premium to CurrentDilluted Shares Outstanding  0.0%44.1  10.9%44.1  13.6%44.1  16.3%44.1  19.0%44.1  21.8%44.1  29.9%44.1  Equity Market Cap  $ 1,631  $ 1,809  $ 1,853  $ 1,897  $ 1,941  $ 1,986  $ 2,118   Wall Street Estimates    Metric   Spark  Live Entertainment1  EV / Revenue  2018E  $ 695  2.3 x  2.6 x  2.6 x  2.7 x  2.8 x  2.8 x  3.0 x  1.5 x 3.4 x    2019E  717  2.3  2.5  2.6  2.6  2.7  2.7  2.9  1.5 3.3    2020E  735  2.2  2.4  2.5  2.6  2.6  2.7  2.9  1.4 3.2    2018 / '18 - '20 Growth  2.9%  0.8  0.9  0.9  0.9  1.0  1.0  1.1  0.5 0.5    EV / EBITDA                      2018E  $ 251  6.4 x  7.1 x  7.3 x  7.5 x  7.7 x  7.8 x  8.4 x  6.3 x 10.5 x    2019E  260  6.2  6.9  7.1  7.2  7.4  7.6  8.1  6.1 9.7    2020E  266  6.1  6.7  6.9  7.1  7.2  7.4  7.9  6.0 9.1    2018 / '18 - '20 Growth  2.9%  2.2  2.4  2.5  2.6  2.6  2.7  2.9  2.1 1.8    EV / EBITDA - Capex                      2018E  $ 109  14.8 x  16.4 x  16.8 x  17.2 x  17.6 x  18.0 x  19.3 x  8.4 x  17.7 x  2019E  155  10.4  11.6  11.8  12.1  12.4  12.7  13.6  8.6  15.6  2020E  168  9.6  10.7  10.9  11.2  11.5  11.7  12.5  7.0  14.0  2018 / '18 - '20 Growth  24.0%  0.6  0.7  0.7  0.7  0.7  0.8  0.8  1.5  1.1                      Ignite Valuation Perspectives  Analysis at Various Prices($ in millions, except per share data)                                     Relevant Datapoints   Median Premium% 52 Week High Premium Premium to 52 Week High Control Shareholder Premium  34%30%5.3%< 30%  (+) Debt(-) Cash    261(278)  261(278)  261(278)  261(278)  261(278)  261(278)  261(278)  Precedent Transaction EBITDA Mult. (Median) Precedent Transaction EBITDA Mult. (Low)  13 x9 x  Enterprise Value    $ 1,613  $ 1,791  $ 1,835  $ 1,880  $ 1,924  $ 1,968  $ 2,100      Implied Premium                      Current  $ 36.96  0.0%  10.9%  13.6%  16.3%  19.0%  21.8%  29.9%      52 Week High  47.15  (21.6)%  (13.0)%  (10.9)%  (8.8)%  (6.7)%  (4.6)%  1.8%      52 Week Low  35.18  5.1%  16.5%  19.4%  22.2%  25.1%  27.9%  36.4 %      VWAP                      30 Day VWAP  37.67  (1.9)%  8.8%  11.5%  14.2%  16.8%  19.5%  27.4%      3-Month VWAP  40.78  (9.4)%  0.5%  3.0%  5.4%  7.9%  10.3%  17.7%      6-Month VWAP  41.97  (11.9)%  (2.3)%  0.1%  2.5%  4.8%  7.2%  14.4%      1-Year VWAP  42.06  (12.1)%  (2.5)%  (0.1)%  2.2%  4.6%  7.0%  14.1%      3-Year VWAP  37.44  (1.3)%  9.5%  12.2%  14.9%  17.5%  20.2%  28.2%      5-Year VWAP  35.79  3.3%  14.6%  17.4%  20.1%  22.9%  25.7%  34.1 %                      Source: Company filings and Ignite management estimates, Bloomberg, market data as of 26-Oct-2018. 1 Live Entertainment includes Cedar Fair, Seaworld, and Six Flags  44  Ignite Valuation Perspectives

 [Acquiror Name] [Acquiror Address]    November [8], 2018Board of Directors [IGNITE INC.] [IGNITE ADDRESS]Dear Members of the Board:[[Family Holdco Inc.] (“[Family Holdco]”)], an entity controlled by members of the [Ferrari] family and certain related entities (the “Family Stockholders”)1, is pleased to submit this non-binding proposal to acquire all of the outstanding shares of Class A common stock and Class B common stock of [Ignite Inc.] (“[Ignite] or “Company”) that are not owned by the Family Stockholders or certain entities and individuals related thereto, for a purchase price of $[●] per share, in cash, for each such share of [Ignite] Class A common stock and [Ignite] Class B common stock (our “Proposal”).We believe that our Proposal reflects an attractive value to [Ignite]’s public shareholders. Specifically:$[●] per share represents a premium of [●]% to the [Ignite] Class A common stock price per share of $[●] as of [November 2, 2018] and a premium of [●]% to the [_]-day volume- weighted average price per share of $[●].The Proposal represents an Enterprise Value to 2017 EBITDA multiple of [●]x[, which compares favorably to recent transactions of a similar nature]2.Moreover, our Proposal provides [Ignite’s] public shareholders with immediate liquidity, substantially reduces downside risk to existing [Ignite] shareholders, and creates certainty of value at a significant premium to the current share price.Given our familiarity with [Ignite], and for the additional reasons set forth below, we believe we represent the best-positioned party to continue to develop motorsports in the future. Members of the Family Stockholders and/or their ancestors founded [Ignite] in 1953 and have been involved with the management and operation of the Company since its inception. The Family Stockholders, together with related entities and individuals, collectively beneficially own approximately [41.6]% of the outstanding shares, and control approximately [74.1]% of the combined voting power, of both classes of [Ignite] common stock.As the industry has grown, it has experienced increased fragmentation of promotional rights and intellectual property ownership creating an increasingly challenging business environment which we expect to continue for the foreseeable future absent any changes. We believe the industry requires significant structural change in order to best position the sport on a going forward basis. This will require significant time, effort, and investment. We believe that this transformation will1 Note to Draft: Structure and holders of Family interest to be further discussed.2 Note to Draft: Language to be confirmed by Goldman, or similar language regarding a reference point to be discussed.

 be best undertaken as a private company, out of the glare of the public markets which generally focus more on short-term performance and results. Moreover, we believe that the consolidation of the ownership of [Ignite] and [Nova], as private companies guided by the Family Stockholders, is in the best interests of all constituents of the sport and will position motorsports for long-term success and viability.Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. It is our expectation that [Ignite’s] Board of Directors will appoint a special committee of independent directors to consider our Proposal and make a recommendation to the Company’s Board of Directors. We will not move forward with the Proposal unless it is approved by such a special committee, as advised by independent legal and financial advisors, as well as by a majority of the independent members of the Company’s Board of Directors. In addition, our Proposal will be subject to a non-waivable condition requiring the approval of a majority of the shares of Class A common stock and Class B common stock not owned by the Family Stockholders [or certain related entities and individuals], voting together as a single class. Definitive transaction documents related to our Proposal would not be subject to any financing conditions, and Goldman Sachs & Co. LLC has committed (subject to certain conditions precedent) to arrange 100% of the financing required with respect to our Proposal. Finally, given the Family Stockholders’ existing controlling stake in and history with the Company, we will need to perform only limited additional due diligence prior to executing definitive documentation. A list of our key diligence areas is set forth in Appendix A to this letter.In considering this Proposal, you should be aware that, in the Family Stockholders’ capacity as shareholders of the Company, the Family Stockholders are interested only in a transaction that achieves the results outlined above in respect of the shares of [Ignite] common stock not already owned by them and, as such, have no interest in selling any shares of [Ignite] common stock owned by them. The Family Stockholders would not expect, in their capacity as shareholders of [Ignite], to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company. Rather, we want to re-invest in the sport and the industry and believe we are best positioned to do so. We note that neither the failure of a special committee to recommend a transaction nor the failure of [Ignite’s] public shareholders’ to approve a transaction would adversely affect the Family Stockholders’ on-going relationship with the Company. The Family Stockholders intend to remain as long-term shareholders under such circumstances.Please be aware that this Proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal in any manner at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until execution of mutually acceptable definitive transaction documentation between us and the Company.In connection with this proposal, we have engaged Goldman Sachs & Co. LLC as our financial advisor and Baker Botts L.L.P. as our legal advisor, and we expect the special committee to retain its own independent legal and financial advisors to assist in its review of our Proposal.We and our advisors look forward to working with the special committee and its advisors to expeditiously negotiate and consummate a mutually acceptable transaction. We are availableat your convenience to discuss any aspects of our Proposal and this important transaction.Sincerely,

   [TO COME]  cc: [TO COME]

 APPENDIX AThe key areas of that due diligence exercise include the following: [TO COME]

   SUBJECT TO DILIGENCE AND COMMITTEE APPROVAL1Goldman Sachs & Co. LLC 200 West StreetNew York, New York 10282PERSONAL AND CONFIDENTIAL[Date] [Nova], Inc.One Daytona BoulevardDaytona Beach, Florida, 32114 Attn: Jim FranceLadies and Gentlemen:You have advised Goldman Sachs & Co. LLC (“GS&Co.” and together with its affiliates, “Goldman Sachs”) that [Nova], Inc. (the “Company”) is submitting a proposal to acquire (the “Acquisition”) all of the outstanding shares of common stock of [Ignite] (the “Acquired Business”) not owned by the France Family. You have advised us that the Acquisition will be financed with indebtedness of approximately $[1.5] billion to be incurred by the Company under a senior credit facility (the “Credit Facility”). You have consulted with Goldman Sachs concerning the structuring and syndication of the Credit Facility.In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by us for purposes of this letter. Based on the information that you have provided to us to date and publicly available information, our analysis of the current market for loans engaged in the industry and assuming satisfactory market conditions for new issuances of bank loans in the loan syndication markets, and subject to the immediately succeeding two paragraphs and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that as sole lead arranger, sole bookrunner and sole syndication agent, the structuring and syndication of the Credit Facility can be accomplished by Goldman Sachs as part of the financing for the Acquisition as described above. We are also pleased to inform you that we have received the appropriate internal approvals to issue this letter to you.Our ability to consummate the structuring and syndication of the Credit Facility is subject to satisfaction of conditions customary for financings of the type contemplated hereby or otherwise deemed appropriate by Goldman Sachs for this transaction, including, without limitation, (i) the satisfactory completion of our due diligence investigation with respect to the Company and the Acquired Business and such due diligence investigation not disclosing any facts that would alter our current view with respect to any aspect of the Company or the Acquired Business and (ii) our having been provided reasonably acceptable offering documents and reasonable time to market the Credit Facility with the assistance of management of the Company and the Acquired Business.1 Header will be removed from the final version of the document.

 [Nova], Inc.[Date], 2018Page 2Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly, this letter is not a commitment by GS&Co. or any of its affiliates to place, purchase or provide any loans under the Credit Facility, and there can be no assurance that the structuring and syndication of the Credit Facility will in fact be accomplished. Any such commitment or participation by Goldman Sachs in any such transaction would be subject to (i) receipt of internal Goldman Sachs committee approvals, which will take into account, among other things, our regulatory risk rating in light of various factors including without limitation the structure and terms of any leveraged loan and the plan and model for the Company, (ii) the terms and conditions of the Credit Facility and all related documentation with respect to the Credit Facility and the structuring and syndication thereof being executed and delivered and satisfactory in form and substance to Goldman Sachs, (iii) the terms and conditions of the Acquisition (including purchase prices and the receipt of necessary governmental, regulatory or other third party consents and approvals)and all related documentation being in form and substance satisfactory to Goldman Sachs and (iv) satisfaction of other conditions customary for financings of the type contemplated hereby or otherwise deemed appropriate by Goldman Sachs for this transaction. The structure, covenants and terms of the Credit Facility will be determined by Goldman Sachs in consultation with the Company, based on market conditions at the time of the syndication and on the structure and documentation of the Acquisition.This letter and any written or oral communications provided by us are exclusively for your information and assistance in evaluating the financing of the Acquisition and may not be used, circulated, quoted or otherwise referred to with any other person or for any other purpose; nor is this letter or any such communications or information contained therein to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with the prior written consent of GS&Co. Notwithstanding the foregoing, this letter may be shown to the Acquired Business provided that the Acquired Business agrees to treat this letter as confidential.The parties hereto agree that any suit or proceeding arising in respect of this letter or the matters discussed herein will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company hereby submits to the exclusive jurisdiction of, and to venue in, such court.In addition, please note that Goldman Sachs does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to you relating to that treatment and structure, without Goldman Sachs imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

 [Nova], Inc.[Date], 2018Page 3  Very truly yours,GOLDMAN SACHS & CO. LLCBy: Name:Title:

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Potential Equity Partner Status Update

INVESTMENT BANKING DIVISION

Partner	Key Contact	Meeting Date	Rationale
LIBERTY	Greg Maffei	19-Nov	■ Owns interests in a broad range of media, communications and entertainment businesses ■ Subsidiaries include Formula 1, Sirius XM, and the Braves Group which trade as separate tracking stocks
John W. Henry	John Henry	13-Nov or 20-Nov	■ Expertise in sports and live event rights ■ Principal owner of The Boston Globe, Boston Red Sox, Liverpool Football Club and co-owner of Roush Fenway Racing
Confidential Family Investor	–	17-Nov or 20-Nov	
SILVERLAKE WME IMG	Egon Durben (SilverLake)	12-Nov	■ Diversified live sports experience (e.g. UFC, European Basketball JV, eSports) ■ Expertise in licensing and commercializing assets ■ Demonstrated strong interest in Formula 1
FOX	Eric Shanks	TBD	■ Multiple sports networks including Spanish focused Fox Deportes ■ National broadcast and cable distribution ■ Sophistication with media rights
AT&T	John Stankey	TBD	■ Provides broadband television services and satellite subscription services through U-verse and DirecTV ■ Acquisition of Time Warner providing original media content through Turner Broadcasting, HBO, etc.

Source: Public information sources and company websites

Potential Equity Partner Overview

47

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Summary Nova / Ignite Sources of Financing

INVESTMENT BANKING DIVISION

- **A take-private of Ignite would be financeable entirely with debt should the Family desire to do so i.e. require no third party / partner equity**
  - Transaction would require $2.7 billion in total funding (assuming 30% takeover premium)
  - Rollover of Family stake in Ignite would provide $0.9 billion of funding
  - Cash on hand would provide $0.3 billion of funding
  - Resulting total debt at combined Nova / Ignite of $1.5 billion or ~4.5x pro forma gross leverage as of 30-Jun-2019
- **The Family could also opt for more conservative leverage (e.g. 2.5 - 3.5x leverage) and fund part of the transaction in partnership with a third-party equity provider**
  - This would imply total debt of $0.8bn – $1.2bn (assuming 30% takeover premium)
  - **Third-party equity financing required would be between $300m – $600mm at this leverage level**
  - *2.5x pro forma leverage would result in*
    - $835 million total debt
    - $661 million third party equity financing
  - *3.5x pro forma leverage would result in*
    - $1,170 million total debt
    - $326 million third party equity financing

Source: Company Management, Bloomberg, Company filings.
Note: All figures based on illustrative 30% premium to current Ignite share price and pro forma Nova + Ignite EBITDA of $335mm.

Potential Equity Partner Overview

48

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Nova / Ignite Sources of FinancingAnalysis at Various Premiums and Leverage Ratios ($ in billions)   Equity Required Ignite Premium   Leverage / Total Debt        20.0%  22.5%  25.0%  27.5%  30.0%  2.0 x / $ 0.7 bn  $ 0.7  $ 0.8  $ 0.8  $ 0.8  $ 0.8  2.5 x / $ 0.8 bn  $ 0.6  $ 0.6  $ 0.6  $ 0.6  $ 0.7  3.0 x / $ 1.0 bn  $ 0.4  $ 0.4  $ 0.4  $ 0.5  $ 0.5  3.5 x / $ 1.2 bn  $ 0.2  $ 0.3  $ 0.3  $ 0.3  $ 0.3  4.0 x / $ 1.3 bn  $ 0.1  $ 0.1  $ 0.1  $ 0.1  $ 0.2  4.5 x / $ 1.5 bn  $ 0.0  $ 0.0  $ 0.0  $ 0.0  $ 0.0  Source: Company Management, Bloomberg, Company filings.Note: All figures based on illustrative 30% premium to current Ignite share price and pro forma Nova + Ignite EBITDA of $335mm.Potential Equity Partner Overview  56

     51                                                    STRICTLY PRIVATE & CONFIDENTIAL  Project Overdrive TimelineChecklist to November 9th Board Meeting  Timeline and Next Steps  Workstream  Responsibility  October  Mon Oct-29  Status meeting in Daytona  GS, Nova    Tues Oct-30        Wed Oct-31  Check-in CallEquity Presentation Drafting Session  GS, NovaGS, Nova  November  Thurs Nov-1        Fri Nov-2  Check-in CallEquity Presentation Drafting Session  GS, NovaGS, Nova    Mon Nov-5  Status meeting in Daytona      Tues Nov-6  Check-in Call  GS, Nova    Wed Nov-7  Equity Presentation Drafting Session  GS, Nova    Thurs Nov-8  Initial Commitment Papers agreed and GS to provide signed Highly Confident Letter to NovaNova delivers bid to Ignite  GS, NovaNova    Fri Nov-9  Project Overdrive Board Meeting  Nova  October 2018              S  M  T  W  T  F  S    1  2  3  4  5  6  7  8  9  10  11  12  13  14  15  16  17  18  19  20  21  22  23  24  25  26  27  28  29  30  31          November 2018              S  M  T  W  T  F  S          1  2  3  4  5  6  7  8  9  10  11  12  13  14  15  16  17  18  19  20  21  22  23  24  25  26  27  28  29  30      Nova meeting with Silver Lake in Menlo Park (12-Nov) and Liberty Media in Denver (19-Nov)

                                                     STRICTLY PRIVATE & CONFIDENTIAL  Appendix A:  Additional Materials

                                                       STRICTLY PRIVATE & CONFIDENTIAL  Recent First Time Term Loan B IssuersMid / Low BB Credit Ratings    Formula One’s TLB is currently trading below par at around 99     Priced Issuer Tranche Moody's S&P Size Maturity Spread UOP Industry  60  Additional Materials  9/27/2018  Lotus Midstream  TLB  Ba3  BB-  $ 350  2025  3.25%  M&A  NR  9/21/2018  Garrett Motion  TLB  Ba3  BB-  425  2025  2.50%  Spin-off  IND  8/8/2018  Lumentum Holdings  TLB  Ba3  BB-  500  2025  2.50%  M&A  TMT  6/19/2018  Celestica  TLB  Ba2  BB  350  2025  2.00%  Refinancing  IND  6/1/2018  Plantronics  TLB  Ba2  BB  1,275  2025  2.50%  M&A  TMT  5/3/2018  Speedcast  TLB  Ba3  BB-  425  2025  2.50%  Refinancing  TMT  4/30/2018  Perspecta  TLB  Ba3  BB  500  2025  2.25%  M&A  TMT  4/23/2018  Apergy  TLB  Ba3  BB-  415  2025  2.50%  Refinancing  IND  4/9/2018  Adtalem Global Education  TLB  Ba3  BB  300  2025  3.00%  Refinancing, GCP  TMT  3/22/2018  Hudson River Trading  TLB  Ba2  BB-  300  2025  4.25%  M&A, Refi, GCP  TMT  Average          $ 484    2.73 %      Max          1,275    4.25 %      Min          300    2.00 %                          Formula One Term Loan B    B2    B+  $ 2,902  2024  2.50 %  TMT    Source: LCD, Bloomberg.

                                                       STRICTLY PRIVATE & CONFIDENTIAL  61  Additional Materials  Ignite Shareholder Base ReviewIllustrative Premium at Various Share Prices  Source: Refinitiv; market data as of 25-Oct-2018.  Investor Name  Average CostBasis   Implied Premium At Various Share Prices % OS $ 40.00 $ 41.00 $ 42.00 $ 43.00 $ 44.00 $ 45.00 $ 46.00 $ 47.00 $ 48.00 $ 49.00 $ 50.00  Paradice Investment Management LLC  $ 35.05  8.6%  14%  17%  20%  23%  26%  28%  31%  34%  37%  40%  43 %  Ariel Investments, LLC  27.80  7.3  44  48  51  55  58  62  65  69  73  76  80  Macquarie Investment Management  35.99  5.9  11  14  17  19  22  25  28  31  33  36  39  Lindsell Train Limited  35.96  4.1  11  14  17  20  22  25  28  31  33  36  39  Norges Bank Investment Management (NBIM)  37.51  3.0  7  9  12  15  17  20  23  25  28  31  33  Mawer Investment Management Ltd.  41.24  1.7  (3)  (1)  2  4  7  9  12  14  16  19  21  Northern Trust Global Investments  33.07  1.7  21  24  27  30  33  36  39  42  45  48  51  ID-Sparinvest A/S  29.01  1.3  38  41  45  48  52  55  59  62  65  69  72  Westwood Management Corp. (Texas)  35.25  1.2  13  16  19  22  25  28  31  33  36  39  42  Pinnacle Associates Ltd.  34.33  1.0  17  19  22  25  28  31  34  37  40  43  46  Top 10 Active Institutional Holders  $ 34.52  35.6%  16%  19%  22%  25%  27%  30%  33%  36%  39%  42%  45 %  D. E. Shaw & Co., L.P.  $ 32.70  1.0%  22%  25%  28%  31%  35%  38%  41%  44%  47%  50%  53 %  PanAgora Asset Management Inc.  38.09  1.0  5  8  10  13  16  18  21  23  26  29  31  Arrowstreet Capital, Limited Partnership  40.60  0.9  (1)  1  3  6  8  11  13  16  18  21  23  Bridgeway Capital Management, Inc.  33.10  0.9  21  24  27  30  33  36  39  42  45  48  51  Alberta Investment Management Corporation  36.89  0.8  8  11  14  17  19  22  25  27  30  33  36  American Century Investment Management, Inc.  41.36  0.8  (3)  (1)  2  4  6  9  11  14  16  18  21  Deutsche Asset Management Americas  38.65  0.8  4  6  9  11  14  16  19  22  24  27  29  Gabelli Funds, LLC  32.50  0.8  23  26  29  32  35  38  42  45  48  51  54  Numeric Investors LLC  42.66  0.6  (6)  (4)  (2)  1  3  5  8  10  13  15  17  Thrivent Asset Management, LLC  37.90  0.6  6  8  11  13  16  19  21  24  27  29  32  Eaton Vance Management  33.89  0.6  18  21  24  27  30  33  36  39  42  45  48  River Road Asset Management, LLC  31.19  0.6  28  31  35  38  41  44  47  51  54  57  60  BlackRock Investment Management, LLC  30.95  0.6  29  32  36  39  42  45  49  52  55  58  62  Millennium Management LLC  41.95  0.5  (5)  (2)  0  3  5  7  10  12  14  17  19  Nuveen LLC  36.75  0.5  9  12  14  17  20  22  25  28  31  33  36  Top 25 Active Institutional Holders  $ 36.61  46.8%  9%  12%  15%  17%  20%  23%  26%  28%  31%  34%  37%

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Leverage Sensitivity

Assumes No Sponsor Equity

Pro Forma Gross Leverage | Dividend Sensitivity

1 Achievable Conservative Case

Dividend Size ($mm)	2018	2019	2020	2021	2022
$ 10	4.5 x	4.2 x	3.7 x	3.0 x	2.4 x
$ 15	4.5 x	4.2 x	3.7 x	3.0 x	2.4 x
$ 20	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x
$ 25	4.5 x	4.2 x	3.8 x	3.1 x	2.5 x
$ 30	4.5 x	4.2 x	3.8 x	3.1 x	2.6 x

2 Downside Conservative Case

Dividend Size ($mm)	2018	2019	2020	2021	2022
$ 10	4.5 x	4.2 x	3.8 x	3.6 x	3.4 x
$ 15	4.5 x	4.2 x	3.9 x	3.6 x	3.5 x
$ 20	4.5 x	4.2 x	3.9 x	3.6 x	3.5 x
$ 25	4.5 x	4.2 x	3.9 x	3.7 x	3.6 x
$ 30	4.5 x	4.2 x	3.9 x	3.7 x	3.6 x

Pro Forma Gross Leverage | Interest Rate Sensitivity[1]

1 Achievable Conservative Case

Change in 2023E LIBOR	2018	2019	2020	2021	2022
-100bp	4.5 x	4.2 x	3.7 x	3.0 x	2.4 x
-50bp	4.5 x	4.2 x	3.7 x	3.0 x	2.4 x
+0bp	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x
+50bp	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x
+100bp	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x
+150bp	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x
+200bp	4.5 x	4.2 x	3.7 x	3.1 x	2.5 x

2 Downside Conservative Case

Change in 2023E LIBOR	2018	2019	2020	2021	2022
-100bp	4.5 x	4.2 x	3.9 x	3.6 x	3.5 x
-50bp	4.5 x	4.2 x	3.9 x	3.6 x	3.5 x
+0bp	4.5 x	4.2 x	3.9 x	3.6 x	3.5 x
+50bp	4.5 x	4.2 x	3.9 x	3.7 x	3.5 x
+100bp	4.5 x	4.2 x	3.9 x	3.7 x	3.6 x
+150bp	4.5 x	4.2 x	3.9 x	3.7 x	3.6 x
+200bp	4.5 x	4.2 x	3.9 x	3.7 x	3.6 x

Note: Market data as of 19-Oct-2018. Dividend sizes represent annual numbers. Assumes transaction close 31-Dec-2018.
[1] Assumes no interest rate change in 2019, 25% in 2020, 50% in 2021, 75% in 2022 and 100% in 2023+.

Additional Materials

55

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

INVESTMENT BANKING DIVISION

Common Stock Comparison

Ignite and Publicly Traded Peers

($ in millions, except per share data)

Company	Closing Price 26-Oct-2018	% of 52 Week High	Adjusted Equity Market Cap (1)	Adjusted Enterprise Value (1)	Enterprise Value Multiples (2) Sales LTM	Sales 2017	Sales 2018	Sales 2019	EBITDA LTM	EBITDA 2017	EBITDA 2018	EBITDA 2019	EBITDA-Capex LTM	EBITDA-Capex 2018	EBITDA-Capex 2019
Ignite	$ 36.96	74 %	$ 1,630	$ 1,610	2.3 x	2.4 x	2.3 x	2.2 x	6.6 x	6.5 x	6.4 x	6.2 x	30.1 x	14.8	10.4
Spark	15.53	73	641	757	1.7	1.7	1.6	1.6	6.6	5.6	6.4	6.2	9.0	8.5	8.6
Live Entertainment															
Cedar Fair	$ 49.40	70	2,794	4,420	3.4	3.3	3.3	3.2	10.1	9.2	9.5	9.1	16.2	15.8	14.7
Six Flags	54.19	74	4,629	7,137	4.9	5.3	4.8	4.6	13.3	13.7	12.8	11.9	17.6	16.8	15.5
SeaWorld Entertainment	26.09	80	2,300	3,784	2.9	3.0	2.8	2.7	12.8	12.6	10.1	9.3	29.1	19.1	15.1
	High	80 %	$ 4,629	$ 7,137	4.9 x	5.3 x	4.8 x	4.6 x	13.3 x	13.7 x	12.8 x	11.9 x	30.1 x	19.1 x	15.5 x
	Mean	74 %	2,399	3,542	3.0	3.1	3.0	2.9	9.9	9.5	9.0	8.5	20.4	15.0	12.9
	Median	74 %	2,300	3,784	2.9	3.0	2.8	2.7	10.1	9.2	9.5	9.1	17.6	15.8	14.7
	Low	70 %	641	757	1.7	1.7	1.6	1.6	6.6	5.6	6.4	6.2	9.0	8.5	8.6

Source: Wall Street estimates and management projections. Market data as of 26-Oct-2018.
Note: Estimates calendarized to Dec-31.

Additional Materials

56